Exhibit 16(1)(iii)
INTERCOMPANY AGREEMENT

THIS AGREEMENT is executed as of the date below between Directed Services LLC (“DSL”), and ING Life Insurance and Annuity Company (“ILIAC”).

     WHEREAS, DSL is an investment adviser for certain U.S. registered investment companies (“Funds”) and a registered broker-dealer distributing variable insurance contracts;

     WHEREAS, ILIAC is an insurance company which offers a variety of insurance products, including variable annuities and which also provides administrative services to various tax-advantaged plans and programs established under Section 401(a), 403(b), 457 or 408 of the Internal Revenue Code (“Code”), certain non-qualified deferred compensation arrangements, and to custodial accounts established under Code Sections 403(b)(7) or 408 (collectively “non-insurance customers”);

     WHEREAS, Funds advised by DSL are purchased for and held by separate accounts available through ILIAC insurance products and are also purchased for and held by nominees of non-insurance customers in appropriately designated omnibus accounts established with the Funds;

     WHEREAS both DSL and ILIAC are indirect wholly owned subsidiaries of ING Groep, N.V, and, are under common control of such parent company; and

     WHEREAS both DSL and ILIAC desire to allocate the collective resources of ING’s United States operations in a manner which supports ILIAC’s insurance and non-insurance businesses;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Payments

DSL shall pay to ILIAC, within thirty (30) days after the end of each calendar month, the amounts derived from applying the annual rates listed in Schedule A against the average net assets invested in the Funds by ILIAC and by ILIAC non-insurance customers during the prior calendar month (the “Intercompany Payments”). The methodology used to determine the amount of each month’s Intercompany Payment shall be as follows:

     (a) No later than the 20th calendar day of each calendar month, ILIAC or its designee shall provide, or cause to be provided, the average net assets of the prior calendar month to be used in calculating such ownership percentages and the assets shall be grouped by business line.

     (b) On a fund by fund basis, the ILIAC average net assets will be calculated by applying ILIAC’s prior calendar month actual average net asset ownership percentage to the current calendar month’s average net assets.

     (c) ILIAC average net assets shall be multiplied by the annual rates listed in Schedule A on a fund by fund basis and then adjusted for a monthly payment rate (annual rate * 1/calendar days in year * days in calendar month)

     (d) The Intercompany Payment for any calendar month shall equal the sum of the fund by fund calculations described in sub-paragraph (c) above.

The Intercompany Payments shall be paid from DSL’s own resources and therefore shall not result in any increase in the expenses borne by the Funds or their shareholders. The rates listed in Schedule A will be reviewed at least once each calendar quarter and may be modified at any time by mutual written consent.

Intercompany Payments will be calculated and paid as hereinabove provided, and ILIAC shall account for such Intercompany Payments in conformity with customary insurance accounting practices. The books, accounts and records of each party shall be maintained so as to clearly and accurately disclose the precise details of the Intercompany Payments. DSL shall keep such books, records and accounts insofar as they pertain to the computation of the Intercompany Payments available upon reasonable notice for audit, inspection and copying by ILIAC and persons authorized by it or any governmental agency having jurisdiction over ILIAC during all reasonable business hours.

2. Required Disclosure

Each party will make all disclosures relating to this Agreement and the payments made hereunder, as required under applicable state or federal law, rule, or regulation, including any subsequent release, interpretation, rule or regulation of the SEC or any other regulatory or self-regulatory organization applicable to DSL or ILIAC in connection with this Agreement (“Applicable Law”).

3. Notices

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or overnight courier and addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to DSL: 1475 Dunwoody Drive, West Chester, PA 19380 in care of Chief Financial Officer with a copy to the Legal Department; if to ILIAC: One Orange Way, Windsor, CT 06092, in care of Chief Financial Officer with copy to Legal Department.

4. Governing Law

This Agreement will be construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

5. Effective Date

This Agreement shall be effective as of January 1, 2010, and, unless terminated as provided, shall continue in force for one year from the effective date and thereafter from year to year, unless and until terminated in accordance with Section 8 below.

6. Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

7. Assignment

This Agreement may not be assigned by either party without the written consent of the other.

8.	Termination
	(a)	Except under the circumstances described in paragraphs (b) and (c) of this Section 8, this Agreement may only be terminated by the mutual written agreement of the parties. If this Agreement is so terminated, the payments specified in Section 1 shall continue for a period of six (6) months, or a shorter period if agreed to by the parties.
	(b)	If a Change in Control (within the meaning assigned to that term below), of a party (the “Changed Party”) occurs, and if the other party (the “Remaining Party”) has not consented in writing to the continuation of this Agreement notwithstanding such Change in Control, then this Agreement may be terminated at the option of the Remaining Party by sending written notice to the Changed Party and the Intercompany Payments shall cease upon the Agreement’s termination. “Change in Control" means the occurrence of any one or more of the following: (i) the transfer of control of a party to another entity; or (ii) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of a party; provided, however, that the occurrence of an event described in clauses (i) or (ii) above shall not constitute a Change in Control if either (a) the entity that acquires control of a party was already an Affiliate of the party prior to the event , or (b) the parties remain Affiliates of one another immediately following the Change in Control. “Affiliate” means, with respect to a party, an entity that controls, is under common control, or is controlled by, such party.
	(c)	This Agreement will terminate automatically and the Intercompany Payments shall thereupon immediately cease if the Intercompany Payments are adjudged or otherwise determined to the satisfaction of both parties to be contrary to law.

9. Severability

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

10.	Miscellaneous
(a) The heading of each provision of this Agreement is for descriptive purposes only
and	shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.

(b) This Agreement may be executed in counterparts.

11. Force Majeure

DSL shall not be liable for losses caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, acts of terrorism, strikes, failures of the mails or other communications systems, mechanical or electronic failure, failure of third parties to follow instructions, for other causes commonly known as “acts of God,” or for any other cause not reasonably within DSL’s control, whether or not such cause was reasonably foreseeable.

IN WITNESS WHEREOF, the parties have each duly executed this Agreement on this
22	nd	day of December 2010.

DIRECTED SERVICES LLC			ING LIFE INSURANCE
AND ANNUITY COMPANY

By: /s/ Shaun P. Mathews			By: /s/ Catherine Smith
Name: Shaun Mathews			Name: Catherine Smith
Title: Executive Vice President			Title:	President

Schedule A
Amended and Restated as of ______________________

As described in Section 1 ILIAC shall be paid at the rates set forth immediately below. In the case of funds of funds, payments will apply to the shares of the fund of funds held directly at the rate specified and will also apply to shares of underlying funds held indirectly through the fund of funds at the rates specified for those underlying funds calculated in the same manner as if the underlying funds were held directly.

Payments listed in Schedule A shall not be made for assets contained in the following retirement plans:

  ING USA Annuity & Life Insurance Company "Equifund" Retirement Plan
  ING Direct 401(k) Savings Plan
  ING Americas Savings Plan & ESOP
  The 401(k) Plan for ILIAC Agents
  ING Clarion Partners, LLC 401(k) Profit Sharing Plan
  ING Clarion Real Estate Securities 401(k) Profit Sharing Plan

FUND NAME	Payment	FUND NAME	Payment
IIM Sub-advised Equity and Balanced
Funds		IIM Sub-advised Fixed Income Funds
ING Focus 5 Portfolio (1/1/10 to 4/29/10)	____%	ING Limited Maturity Bond Portfolio	____%
ING Global Resources Portfolio	____%	ING Liquid Assets Portfolio	____%
ING Large Cap Growth Portfolio (Effective
6/12/10)	____%
ING Stock Index Portfolio	____%	Fund of Funds
ING DFA Global Allocation Portfolio (Effective
		4/30/10)	____%
ING DFA World Equity Portfolio (Effective
4/30/10) (F/K/A ING DFA Global All Equity
IIT Portfolios		Portfolio)	____%
ING Franklin Templeton Founding Strategy
ING Artio Foreign Portfolio	____%	Portfolio	____%
ING BlackRock Inflation Protected Bond
Portfolio	____%	ING Index Solution Portfolios	____%
ING BlackRock Large Cap Growth Portfolio	____%	ING Solution 2015 Portfolio	____%
ING BlackRock Large Cap Value Portfolio	____%	ING Solution 2025 Portfolio	____%
ING Clarion Real Estate Portfolio	____%	ING Solution 2035 Portfolio	____%
ING FMR Diversified Mid Cap Portfolio	____%	ING Solution 2045 Portfolio	____%
ING Franklin Income Portfolio	____%	ING Solution 2055 Portfolio	____%
ING Franklin Mutual Shares Portfolio	____%	ING Solution 2055 Portfolio (Effective 5/1/10)	____%
ING Goldman Sachs Commodity Strategy
Portfolio	____%	ING Solution Aggressive Growth Portfolio	____%
ING Janus Contrarian Portfolio	____%	ING Solution Conservative Portfolio	____%
ING JPMorgan Emerging Markets Equity
Portfolio	____%	ING Solution Growth Portfolio	____%
ING JPMorgan Small Cap Core Equity Portfolio	____%	ING Solution Moderate Portfolio	____%
ING Lord Abbett Growth and Income Portfolio
(F/K/A ING Lord Abbett Affiliated Portfolio)	____%	ING Retirement Portfolios	____%
ING Marsico Growth Portfolio	____%
ING Marsico International Opportunities	____%	American Funds Master Feeder Funds

Portfolio
ING MFS Total Return Portfolio	____%	ING American Funds World Allocation Portfolio	____%
ING MFS Utilities Portfolio	____%
ING Morgan Stanley Global Franchise Portfolio
(F/K/A ING Van Kampen Global Franchise
Portfolio)	____%	Fidelity VIP Master Feeder Funds
ING Morgan Stanley Global Tactical Asset
Allocation Portfolio (F/K/A ING Van Kampen
Global Tactical Asset Allocation Portfolio)	____%	ING Fidelity VIP Contrafund Portfolio	____%
ING PIMCO High Yield Portfolio	____%	ING Fidelity VIP Equity-Income Portfolio	____%
ING Fidelity VIP Growth Portfolio (1/1/10 to
ING PIMCO Total Return Bond Portfolio	____%	8/20/10)	____%
ING Pioneer Equity Income Portfolio	____%	ING Fidelity VIP Mid Cap Portfolio	____%
ING Pioneer Fund Portfolio	____%
ING Pioneer Mid Cap Value Portfolio	____%	IPI Portfolios
ING T. Rowe Price Capital Appreciation		ING American Century Small-Mid Cap Value
Portfolio	____%	Portfolio	____%
ING T. Rowe Price Equity Income Portfolio	____%	ING Baron Asset Portfolio (1/10/10 to 8/20/10)	____%
ING Templeton Global Growth Portfolio	____%	ING Baron Small Cap Growth Portfolio	____%
ING Van Kampen Growth and Income Portfolio	____%	ING Columbia Small Cap Value II Portfolio	____%
ING Wells Fargo Health Sciences Portfolio
(F/K/A ING Evergreen Health Sciences
Portfolio)	____%	ING Davis New York Venture Portfolio	____%
ING Wells Fargo Omega Growth Portfolio
(F/K/A ING Evergreen Omega Portfolio)	____%	ING JPMorgan Mid Cap Value Portfolio	____%
ING Wells Fargo Small Cap Disciplined		ING Legg Mason Partners Aggressive Growth
Portfolio (1/1/10 to 8/20/10)	____%	Portfolio	____%
		ING Oppenheimer Global Portfolio	____%
ING Oppenheimer Global Strategic Income
Portfolio (F/K/A ING Oppenheimer Strategic
		Income Portfolio)	____%
		ING PIMCO Total Return Portfolio	____%
		ING Pioneer High Yield Portfolio	____%
ING T. Rowe Price Diversified Mid Cap Growth
		Portfolio	____%
		ING T. Rowe Price Growth Equity Portfolio	____%
		ING Templeton Foreign Equity Portfolio	____%
		ING Thornburg Value Portfolio	____%
		ING UBS U.S. Large Cap Equity Portfolio	____%
		ING Van Kampen Comstock Portfolio	____%
		ING Van Kampen Equity and Income Portfolio	____%